Exhibit 10.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), effective as of this 7 day of March, 2011 (the "Effective Date"), is entered into by and between Urban Barns Foods Inc., a corporation formed under the laws of the State of Nevada (“URBF”), Non Industrial Manufacture Inc., a private corporation formed under the laws of the Province of Alberta (“Non Industrial”), and the shareholders of Non Industrial (the “Non Industrial Shareholders”), as listed on Exhibit A attached hereto.

WHEREAS the Non Industrial Shareholders are the registered and beneficial owners of all of the issued and outstanding shares of Class A common stock of Non Industrial (the “Non Industrial Class A Shares”);

WHEREAS Urban Barns is a publicly traded corporation, which shares of common stock trade on the OTC Bulletin Board under the symbol “URBF”;

WHEREAS subject to approval by the respective Board of Directors, URBF desires to acquire one hundred percent (100%) of the total issued and outstanding Non Industrial Class A Shares in exchange for 2,500,000 shares of the Class B common stock, par value $0.001, of URBF, which upon conversion into shares of common stock of URBF shall represent approximately 45% of the total issued and outstanding shares of URBF (the “URBF Class B Shares”);

WHEREAS the Board of Directors of URBF shall create the URBF Class B Shares whereby each URBF Class B Share shall: (i) have 20 votes per share; (ii) be convertible twelve (12) months from issuance into twenty (20) shares of common stock of URBF (the “Conversion Ratio”), which common stock shall be designated as URBF Class A Shares; and (iii) in the event URBF shall in any manner, subsequent to the issuance of the URBF Class B Shares, approve a reclassification involving a reverse stock split and subdivision of issued and outstanding shares of common stock of URBF, the Conversion Ratio shall forthwith be adjusted by proportionately increasing the Conversion Ratio on the date that such subdivision shall become effective;

WHEREAS URBF desires to acquire Non Industrial in exchange for all of the issued and outstanding Non Industrial Class A Shares resulting in Non Industrial becoming a wholly-owned subsidiary of URBF in a tax-free exchange;

WHEREAS, the parties to this Agreement have agreed to the share exchange subject to the terms and conditions set forth below.

NOW THEREFORE THIS AGREEMENT WITNESSES that for and in consideration of the mutual premises and the mutual covenants and agreements contained herein, the parties covenant and agree each with the other as follows:

ARTICLE I
EXCHANGE OF STOCK

Section 1.01.  Exchange.  Upon the terms and subject to the conditions of this Agreement, the Non Industrial Shareholders agree to exchange the Non Industrial Class A Shares for the URBF Class B Shares and URBF agrees to proportionately issue to the Non Industrial Shareholders an aggregate of 2,500,000 URBF Class B Shares on a one-for-twenty basis for each Non Industrial Class A Share held of record by the Non Industrial Shareholder. The parties intend that the share exchange shall qualify as a tax free reorganization under Section 368 of the Internal Revenue Code. However, URBF makes no representations or warranties regarding the qualification of the share exchange as “tax free”. URBF shall cooperate with Non Industrial in executing any reasonably necessary documents to qualify the share exchange as tax free.

Section 1.02.  Delivery of Stock.  (a) Upon the execution hereof, the Non Industrial Shareholders shall deliver to URBF all of the stock certificates representing the total issued and outstanding Non Industrial Class A Shares, duly endorsed in blank;

(b) Upon execution hereof, URBF shall deliver to Non Industrial  stock certificates representing the URBF Class B Shares in the names and denominations as set forth on Exhibit A hereto.

(c) The execution and delivery of this Agreement shall take place on March 7, 2011 or by counterpart signatures to be sent to such offices by facsimile transmission. Closing shall occur as soon as possible after the effective date of this Agreement but in no event after March 31, 2011 unless extend by agreement by the parties hereto (the “Closing”).

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF NON INDUSTRIAL
AND NON INDUSTRIAL SHAREHOLDERS

Section 2.01.  Organization, Standing and Authority; Foreign Qualification.  (a) Non Industrial  is a corporation duly organized, validly existing and in good standing under the laws of the Province of Alberta with all requisite power and authority to enter into, and perform the obligations under this Agreement.  Non Industrial  has all requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being and as heretofore conducted.

(b) Non Industrial is duly qualified or otherwise authorized as a corporation to transact business and is in good standing in each jurisdiction as necessary to conduct business as required by law.  Non Industrial  does not file any franchise, income or other tax returns in any other jurisdiction other than the Province of Alberta, if applicable, based upon the ownership or use of property therein or the derivation of income there from.

Section 2.02.  Capitalization. The authorized capital of Non Industrial consists of 50,000,000 Class A Shares of common stock and 30,000,000 Class B Shares of common stock. A total of 50,000,000 Class A Shares of common stock are issued and outstanding. There are no Class B Shares of common stock issued and outstanding. The Non Industrial Class A Shares are the only class of Non Industrial’s capital stock that is outstanding. All of the outstanding Non Industrial Class A Shares are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

Section 2.03.  Certificate of Incorporation and By-Laws.  Non Industrial has heretofore delivered to URBF true, correct and complete copies of its Articles of Incorporation or other documentation evidencing a corporation and By-laws. The minute books of Non Industrial  accurately reflect all actions taken at all meetings and consents in lieu of meetings of its stockholders, and all actions taken at all meetings and consents in lieu of meetings of each of their boards of directors and all committees.

Section 2.04.  Execution and Delivery.  This Agreement has been duly executed and delivered by each Non Industrial Shareholder and each constitutes the valid and binding agreement of each Non Industrial Shareholder enforceable against the Non Industrial Shareholders in accordance with its terms.

Section 2.05.  Consents and Approvals.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof do not require any Non Industrial  Shareholder to obtain any consent, approval or action of, or make any filing with or give any notice to, any person or entity.

Section 2.06.  No Conflict.  The execution, delivery and performance of each of this Agreement and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof will not (a) violate any provisions of the Articles of Incorporation, By-laws or organizational document of Non Industrial ; (b) violate, conflict with or result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both, constitute) a default under, and contract to which any Non Industrial  Shareholder or Non Industrial  is a party to by or to which any of them or any of their respective assets or properties may be bound or subject; (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon any Non Industrial  Shareholder or Non Industrial  or upon the Non Industrial  Shares or the properties or business of Non Industrial ; (d) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to any Non Industrial  Shareholders or Non Industrial ; or (e) result in the breach of any of the terms or conditions of, constitute a default under, or otherwise cause an impairment of, any permit.

Section 2.07.  Title to Stock.  Each Non Industrial Shareholder has valid title to their respective portion of the Non Industrial Class A Shares free and clear of all liens or encumbrances, including, without limitation, any community property claim.  Upon delivery of the Non Industrial Class A Shares to be made on the Closing, URBF shall acquire good and marketable title thereto, free and clear of any lien, including, without limitation, any community property claim.

Section 2.08.  Options or Other Rights.   (a) There are no outstanding rights, subscriptions, warrants, calls, preemptive rights, options, contracts or other agreements of any kind to purchase or otherwise to receive from any Non Industrial  Shareholder or from Non Industrial  any of the outstanding, unauthorized or treasury shares of the Non Industrial  Shares; and (b)  there is no outstanding security of any kind convertible into any security of Non Industrial  and there is no outstanding contract or other agreement to purchase, redeem or otherwise acquire any of the Non Industrial  Class A Shares.

Section 2.09.  Material Information. This Agreement, the financial statements of Non Industrial and all other information provided in writing by the Non Industrial Shareholders or Non Industrial or representatives thereof to URBF, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make any statement contained herein or therein not misleading.  There are no facts or conditions, which have not been disclosed to URBF in writing which, individually or in the aggregate, could have a material adverse effect on URBF or a material adverse effect on the ability of any Non Industrial Shareholder to perform any of his or her obligations pursuant to this Agreement.

Section 2.10.  Financial Statements.  Non Industrial  has or will have prior to the Closing furnished to URBF certain financial statements of Non Industrial  as set forth in Section 4.11 hereof (the “Financial Statements”).  The Financial Statements shall be true, correct and complete in all material respects and fairly present the financial condition of Non Industrial  and the results of its operations for the period then ended and shall be prepared in conformity with U.S. generally accepted accounting principles applied on a consistent basis.

Section 2.11.  Absence of Certain Changes.  Since the date of the Financial Statements, there has been no event, change or development which could have a material adverse effect on Non Industrial .

Section 2.12.  Undisclosed Liabilities.  Except as reflected or reserved against in the Financial Statements, as of and for the period reflected therein, Non Industrial  was not on that date subject to, and since that date Non Industrial  has not incurred, any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or un liquidated, secured or unsecured, accrued, absolute, contingent or otherwise, of a kind required by generally accepted accounting principles to be reflected or reserved against on a financial statement (“Liabilities”), which individually or in the aggregate exceeds $10,000.

Section 2.13.  Compliance with Laws.  Non Industrial  is not in violation of any applicable order, judgment, injunction, award or decree nor is it in violation of any Federal, provincial, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on Non Industrial , neither Non Industrial  nor any Non Industrial  Shareholder has received written notice that any violation is being alleged.

Section 2.14.  Actions and Proceedings.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Non Industrial , or against or involving any of the Non Industrial  Shares.  There are no actions, suits or claims or legal, regulatory, administrative or arbitration proceedings pending or, to the knowledge of any of the Non Industrial  Shareholders threatened against or involving Non Industrial .

Section 2.15.  Contracts.  Exhibit B sets forth all of the contracts to which Non Industrial  is a party or by or to which Non Industrial  or its assets or properties are bound or subject. There have been delivered or made available to URBF true, correct and complete copies of each of the contracts set forth in Exhibit B.  Each such contract is valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with its terms, and neither Non Industrial  nor any of Non Industrial ’s other affiliates, as the case may be, is in default in any respect under any of them.

Section 2.16.  Liens.  Non Industrial has marketable title to all of its assets and properties free and clear of any lien.

Section 2.17.  Brokerage.  No brokerage fees are to be paid in relation to this transaction.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF URBF

URBF represents and warrants to Non Industrial and to the Non Industrial Shareholders as follows:

Section 3.01.  Organization, Standing and Authority of URBF.  URBF is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own or lease its assets as now owned or leased by it and to otherwise conduct its business. All corporate proceedings required by law or by the provisions of this Agreement to be taken by URBF on or before the Closing in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been or will be duly and validly taken.

Section 3.02.  Execution and Delivery.  This Agreement has been duly authorized, executed and delivered by URBF and constitutes the valid and binding agreement of URBF enforceable against URBF in accordance with its terms.

Section 3.03.  Consents and Approvals.  The execution, delivery and performance by URBF of this Agreement and the consummation by URBF of the transactions contemplated hereby do not require URBF to obtain any consent, approval or action of, or make any filing with or give any notice to, any person.

Section 3.04.  No Conflict.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the terms and conditions hereof will not: (a) violate any provision of the Certificate of Incorporation, By-laws or other organizational document of URBF; (b) violate, conflict with or result in the breach of any of the terms of, result in any modification of the effect of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time or both constitute) a default under, any contract to which URBF is a party or by or to which its assets or properties may be bound or subject; (c) violate any order, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, or any agreement with, or condition imposed by, any governmental or regulatory body, foreign or domestic, binding upon URBF or upon the securities, assets or business of URBF; or (d) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to URBF or to the securities, properties or business of URBF.

Section 3.05.  Capitalization.  The authorized capital of URBF consists of 100,000,000 shares of common stock, par value $0.001, of which a total of 49,804,768 shares are issued and outstanding. The shares of common stock of URBF are the only class of URBF’s capital stock that is outstanding. All of the outstanding shares of common stock of URBF are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. There are no outstanding options or warrants of URBF.

Section 3.06.  Brokerage.  No broker or finder has acted, directly or indirectly, for URBF, nor has URBF incurred any obligation to pay any brokerage, finder’s fee or other commission in connection with the transactions contemplated by this Agreement.

Section 3.07.  Articles of Incorporation and By-Laws.  URBF has heretofore delivered to Non Industrial and the Non Industrial Shareholders true, correct and complete copies of the Articles of Incorporation and By-laws or comparable instruments of URBF.

Section 3.08.  Status of URBF Class B Shares.  Upon consummation of the transactions contemplated by this Agreement, the URBF Class B Shares to be issued to the Non Industrial Shareholders, when issued and delivered, will be duly authorized and free of any and all liens, claims or encumbrances.

Section 3.09.  No Bankruptcy. Neither URBF nor its assets are the subject of any proceeding involving either a voluntary or an involuntary bankruptcy, insolvency or receivership.

Section 3.10.  Contracts and Commitments.  All agreements which materially affect URBF to which URBF is a party or by which URBF or any of its property is bound which exist as of the date of execution of this Agreement have been reviewed by the parties and URBF is not in default with respect to any material term or condition of any such contract, nor has any event occurred which through the passage of time or the giving of notice, or both, would constitute a default hereunder.

Section 3.11.  Compliance with Laws.  To its knowledge, URBF is not in violation of any applicable order, judgment, injunction, award or decree nor is it in violation of any Federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator, other than those violations which, in the aggregate, would not have a material adverse effect on URBF and URBF has not received written notice that any violation is being alleged.

Section 3.12.  Corporate Records. All of the minute books and corporate and financial records of URBF are, or prior to the Closing will be made available for review.  In the event of the absence of a complete minute book, representation and warranty by the board of directors shall take precedence over the minute book and shall be incorporated to the minute book.

ARTICLE IV
COVENANTS AND AGREEMENTS

The Non Industrial Shareholders, Non Industrial and URBF covenant and agree as follows:

Section 4.01.  Conduct of Business in the Ordinary Course.  From the date hereof through the Closing Date, the Non Industrial  Shareholders shall cause Non Industrial  to conduct its business substantially in the manner in which it is currently conducted.

Section 4.02.  Creation of URBF Class B Shares. Subsequent to the Closing, and as set forth in the Articles of Incorporation of URBF which provides the Board of Directors with authority to issue shares of common stock in one or more series, with such voting powers, designations, preferences and rights of qualifications, limitations or restrictions thereof as shall be stated in the resolutions adopted at the time, URBF shall cause a certificate of designation to be filed with the Nevada Secretary of State setting forth the number of shares of such designation and the voting powers, designations, preferences, limitations, restrictions and relative rights of the URBF Class B Shares (the “Designation of URBF Class B Shares”).

Section 4.04.  Board and Shareholder Approval. Prior to the Closing, Non Industrial will obtain from its Board of Directors and the Non Industrial Shareholders approval of this Agreement and the transactions contemplated hereby. Prior to the Closing, URBF will obtain from its Board of Directors approval of this Agreement and the transactions contemplated hereby, including the Designation of URBF Class B Shares and the issuance of the URBF Class B Shares.

ARTICLE V
MISCELLANEOUS

Section 5.1.  Timing. Time is of the essence of this Agreement and each party hereto agrees and covenants to use their reasonably best efforts to complete the transactions contemplated hereby in a timely manner.

Section 5.2.  Additional Documentation.  The parties will execute and deliver such further documents and instruments and do all such acts and things as may be reasonably necessary or requisite to carry out the full intent and meaning of this Agreement and to effect the transactions contemplated by this Agreement.

Section 5.3.  Assignment.  This Agreement may not be assigned by any party hereto without the prior written consent of all parties to this Agreement.

Section 5.4.  Execution in Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

Section 5.5.  Expenses. Each party will pay its legal expenses incurred in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

Section 5.6.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard to principles of conflicts of law.

IN WITNESS WHEREOF the parties hereto have set their hand and seal as of the day and year first above written.

URBAN BARNS FOODS INC.

Date: March 7, 2011	By:	/s/ Jacob Benne
Jacob Benne
CEO

NON INDUSTRIAL MANUFACTURE INC.

Date: March 7, 2011	By:	/s/ Merrill Meikleham
Merrill Meikleham
President

AS ATTORNEY IN FACT AND AGENT FOR NON INDUSTRIALSHAREHOLDERS LISTED ON EXHIBIT A

Date: March 7, 2011	By:	/s/ Merrill Meikleham
Merrill Meikleham

Exhibit A

Certificate	Shareholder	Nationality	Shares	Class
1	Merrill Meikleham	Canadian	100,000	Common A
2	CGM Ventures Inc.	Canadian	22,000,000	Common A
3	Mosshouse Investments Ltd.	Dubai	21,650,000	Common A
4	NIM Directors' Exec. Ltd.	Canadian	4,370,000	Common A
5	NIM Consultants' Management Ltd.	Canadian	1,880,000	Common A
		Total	50,000,000	Common A